EXHIBIT 21
Our Subsidiaries*

Name of Subsidiary	Jurisdiction of Incorporation or Organization
The New York Times Company	New York
IHT LLC	Delaware
International Herald Tribune S.A.S.	France
International Business Development (IBD)	France
International Herald Tribune (Hong Kong) LTD.	Hong Kong
Beijing Shixun Zhihua Consulting Co. LTD.	People’s Republic of China
International Herald Tribune (Singapore) PTE. LTD.	Singapore
International Herald Tribune (Thailand) LTD.	Thailand
IHT (Malaysia) SDN. BHD.	Malaysia
International Herald Tribune B.V.	Netherlands
International Herald Tribune GmbH	Germany
International Herald Tribune (Zurich) GmbH	Switzerland
International Herald Tribune Japan GK	Japan
International Herald Tribune Ltd. (U.K.)	United Kingdom
International Herald Tribune U.S. Inc.	New York
International Herald Tribune-Kathimerini Commercial S.A. (50%)	Greece
The Herald Tribune - Ha’aretz Partnership (50%)	Israel
London Bureau Limited	United Kingdom
Madison Paper Industries (partnership) (40%)	Maine
New York Times Digital LLC	Delaware
Northern SC Paper Corporation (80%)	Delaware
NYT Administradora de Bens e Servicos Ltda.	Brazil
NYT Building Leasing Company LLC	New York
NYT Capital, LLC	Delaware
Donohue Malbaie Inc. (49%)	Canada
Midtown Insurance Company	New York
NEMG T&G, Inc.	Massachusetts
NYT Shared Service Center, Inc.	Delaware
International Media Concepts, Inc.	Delaware
The New York Times Distribution Corporation	Delaware
The New York Times Sales Company	Massachusetts
The New York Times Syndication Sales Corporation	Delaware
NYT Group Services, LLC	Delaware
NYT News Bureau (India) Private Limited	India
NYT Real Estate Company LLC	New York
The New York Times Building LLC (58%)	New York
Rome Bureau S.r.l.	Italy
Women in the World Media, LLC (30%)	Delaware
* 100% owned unless otherwise indicated.